Exhibit 99.1

MEDIMMUNE, INC.
BOARD OF DIRECTORS
CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of MedImmune, Inc. (“MedImmune” or the “Company”) has adopted these Corporate Governance Guidelines (the “Guidelines”) to promote the effective functioning of the Board and its committees and to continue MedImmune’s commitment to maintaining the Company’s record of strong corporate governance. These principles embrace high standards of integrity for the conduct of the Company’s business in achieving its corporate goals while serving the interest of the stockholders. These Guidelines were originally adopted by the Board on November 11, 2004, and were revised on August 11, 2005 and February 15, 2007, respectively.

I. Introduction

                                                MedImmune believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. These guidelines provide the framework for the governance of MedImmune, together with its Amended and Restated Certificate of Incorporation, the By-Laws and the Charters of the various Board committees (each of which is available on the Company’s website: www.medimmune.com.) The Board recognizes that there is an on-going, dynamic debate concerning corporate governance, and it will review these principles and other aspects of MedImmune’s governance annually or more often if deemed necessary.

II. Composition of the Board

1.                                       Size of Board.

                                                The size of the Board should facilitate substantive discussions in which each Director can participate meaningfully, encompass a broad range of skills, expertise, industry knowledge and diversity of opinion, and consist of a majority who, under the Marketplace Rules of the Nasdaq Global Market (the “Nasdaq Rules”), as adopted by the National Association of Securities Dealers, Inc., are deemed “independent directors” in the business judgment of the Board. The Board believes it should generally have no fewer than seven and no more than eleven members. The size of the Board may be increased or decreased if determined to be appropriate by the Board.

2.                                       Board Membership Criteria.

                                                The Board, through its Corporate Governance and Nominating Committee (the “Governance Committee”), utilizes a variety of methods for identifying and evaluating potential nominees to the Board. Recommendations may come from current Board members, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, third-party background and reference checks and on such other due diligence information as is reasonably available. The Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business, government, education or public interest before the Governance Committee would recommend a candidate as a nominee to the Board.

3.                                       Election of Directors.

                                                Each director is elected each year at the Annual Meeting of Stockholders to serve for a one-year term expiring upon election of a successor at the next Annual Meeting of Stockholders.

4.                                       Independent Directors.

                                                A majority of the Board will be comprised of directors who satisfy the independence requirements of the Nasdaq Rules. The Board will determine annually, based on all relevant facts and circumstances, whether each director satisfies the criteria for independence and it will disclose each of these determinations in its public filings as required. Each independent director shall notify the Chairman of the Governance Committee, as soon as practical, in the event his or her circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

5.                                       Lead Independent Director.

                                                The independent directors shall elect one director from among their membership as Lead Independent Director. While the Lead Independent Director shall be appointed annually at the first meeting after the Board members are elected, the intent is for the Lead Independent Director to serve for a period of time which enables the Lead Independent Director to perform his or her functions with continuity, i.e. generally three years. Responsibilities of the Lead Independent Director shall include: leadership of executive sessions of the Board, including setting the agenda for such executive sessions and briefing the Chairman and the Chief Executive Officer on any issues arising out of those sessions; working with the Chairman and Corporate Secretary to set the Board agenda and determine the appropriate materials to be provided to the Board; consulting with other directors and advising the Chairman about the quality, quantity and timeliness of Board information and the Board’s decision making processes; facilitating communication between the Board and management (although all independent directors are encouraged to freely communicate with the Chairman, the Chief Executive Officer and other members of management at any time); retaining outside professionals on behalf of the Board as the Board may determine is necessary or appropriate; and performing such other functions as the Board may direct.

6.                                       New Directors.

                                                The Governance Committee, with input from the Chairman and Chief Executive Officer, shall identify qualified individuals to become Board Members.  The Governance Committee shall make recommendations to the full Board for approval. Stockholders may also recommend potential candidates through the process identified below.

7.                                       Stock Ownership by Directors.

                                                The Board believes that the number of shares of MedImmune’s stock owned by each Director is a personal decision but encourages MedImmune stock ownership by directors.

8.                                       Director Compensation.

                                                Director compensation and stock ownership are periodically reviewed by the Governance Committee, usually on an annual basis. The Governance Committee’s review includes a comparison of MedImmune’s director compensation practices against the practices of other pharmaceutical and biotechnology companies. The Governance Committee’s objectives include ensuring that the Company’s non-management Directors have a proprietary stake in the Company and that the interests of the Directors continue to be closely aligned with the interests of the Company’s stockholders. Board members who are also employees of MedImmune will not be separately compensated for service on the Board.

9.                                       Term Limits.

                                                The Board does not favor term limits for Directors, but believes that it is important to monitor overall Board performance.

10.                                 Retirement Policy.

                                                The Board does not believe that there should be a mandatory retirement age for Directors. The Board believes that age should not be a barrier to service of any Director maintaining the interest, commitment and ability to serve on the Board and that each Board member should be evaluated based on his or her abilities and contributions to the Board.

11.                                 Majority Voting Resignation Policy.

                                                (a) Policy. In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Withheld Director”) will promptly tender his or her resignation to the Governance Committee following certification of the stockholder vote.

                                                (b) Procedures.

                                                (i) The Governance Committee will promptly consider the resignation submitted by a Withheld Director, and the Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Governance Committee will consider all factors deemed relevant by the members of the Governance Committee including, without limitation, the reasons that the Governance Committee believes are the reasons stockholders “withheld” votes for election from the Withheld Director, the length of service and qualifications of the Withheld Director, the Withheld Director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

                                                (ii) The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred. In considering the Governance Committee’s recommendation, the Board will consider the factors considered by the Governance Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Governance Committee’s recommendation, the Company will promptly publicly disclose the decision of the Board whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Current Report filed with the Securities and Exchange Commission.

                                                (iii) To the extent that one or more Withheld Directors’ resignations are accepted by the Board, the Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

                                                (iv) Any director who tenders his or her resignation pursuant to this provision will not participate in the Governance Committee’s recommendation or the Board’s consideration regarding whether or not to accept the tendered resignation, or in deliberations by either the Governance Committee or the Board with respect to such matter. If the members of the Governance Committee who are also Withheld Directors at the same election constitute a majority of the Governance Committee, then the Board will appoint a Board committee solely for the purpose of considering the tendered resignations and recommending to the Board whether to accept or reject them, provided that Withheld Directors and non-independent members of the Board shall abstain from voting in this matter. This Board committee may, but need not, consist of all of the independent directors who are not Withheld Directors.

                                                (v) This policy will be summarized or included in each proxy statement relating to an election of directors of the Company.

12.                                 Resignation Policy — Change of Principal Position.

                                                If a Board member’s principal occupation or business association changes substantially (including retirement) following the Director’s initial election, the Director must immediately offer his or her resignation to the Board. The Board will determine, by majority vote of members present at a duly-constituted meeting, whether to accept the offer of resignation.  The Board may delegate responsibility for evaluating any resignation submitted under this Section 12 to the Governance Committee.

13.                                 Service on Other Public Company Boards.

                                                Directors are expected to dedicate sufficient time and energy to performing their Board duties.  Accordingly, absent extenuating circumstances reviewed and approved in advance by the Governance Committee, Directors should not serve on more than five other boards of directors of publicly listed companies, in addition to the Company’s Board. Service on boards of private companies, charitable or educational boards does not count towards this limit, however the Governance Committee should evaluate the obligations and responsibilities reported by each Director as a whole to confirm that such Director has sufficient time to dedicate to the Company.

III. Conduct and Board Meetings

1.                                       Roles of Board and Management.

                                                The Board, which is elected by the stockholders, is the ultimate decision making body of the Company, except for those matters reserved to the stockholders. It selects the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as advisor and counselor to senior management and ultimately monitors performance. The Board also plans for succession of the Chairman of the Board as well as the Chief Executive Officer and certain other senior management positions. The Board provides oversight with respect to the strategic direction and key policies of the Company, approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. In addition, the Board, directly and through its Audit Committee, provides oversight of the integrity of the financial statements of the Company; the independent accountant’s qualifications and independence; the performance of the Company’s internal audit function and independent accountant; and the compliance by the Company with legal requirements relating to financial disclosure.

2.                                       Board Meetings.

                                                The Board currently plans at least four regular meetings each year, with further meetings to occur (or action to be taken by unanimous written consent), at the discretion of the Board. The schedule and length of the board meetings is designed to allow sufficient time for in-depth discussions, analysis and strategic planning, as well as to encourage interactions between directors and MedImmune’s management.  The Chairman of the Board and the Chief Executive Officer, working with the Lead Independent Director, set the agenda for Board meetings with the understanding that certain topic matters pertinent to the advisory and monitoring function of the Board be brought to it periodically for review and/or decision. Any member of the Board may request a topic item be included on the agenda.

3.                                       Attendance at Board Meetings.

                                                All directors should make every effort to attend every meeting of the Board and every meeting of committees of which they are members. Directors are expected to attend the Annual Meeting of Stockholders.

4.                                       Distribution of Materials.

                                                The Board is provided, in advance of meetings, with agendas and written background information and data with respect to the Board or committee agenda items, as well as other general information relevant to the Company’s businesses. The Board also is provided with information between meetings and has access to management and outside advisors on an as-needed basis.

5.                                       Attendance of Non-Directors.

                                                The Board encourages the Chief Executive Officer to bring members of management into Board meetings to (i) provide management insight into items being discussed by the Board which involve the managers; (ii) make presentations to the Board on matters which involve the managers; and (iii) bring managers with significant potential into contact with the Board. Attendance of management personnel at Board meetings is at the discretion of the Board.

6.                                       Executive Sessions.

                                                To ensure free and open discussion and communication among the independent directors of the Board, independent directors will meet at least four times a year in executive sessions, with no members of management present. The Lead Independent Director will preside at the executive sessions.

7.                                       Assessing Board Performance.

                                                The Governance Committee will lead the process of having an assessment of Board effectiveness performed on a regular basis. The Board will utilize the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board as well as the appointment of Board members to committees.

8.                                       Access to Officers and Employees.

                                                Board members have complete and open access to MedImmune’s management and outside advisors. Board member contact with such individuals shall be handled in a manner that would not be disruptive to the business operations of MedImmune.

9.                                       Authority to Retain Independent Advisors.

                                                The Board and each committee have the power to hire independent legal, financial or other advisors as they may deem appropriate, without consulting or obtaining the approval of any officer of MedImmune in advance. MedImmune shall pay the fees and expenses of any such advisors.

10.                                 Stockholder Nominations.

                                                Stockholders may propose Director nominees for consideration by the Governance Committee by submitting names and supporting information to:

                                                Board of Directors
c/o the Corporate Secretary
MedImmune, Inc.
One MedImmune Way
Gaithersburg, Maryland 20878

                                                The supporting information provided to the Corporate Secretary should include the following: (a) a statement that the proposer is a stockholder; (b) the name and contact information of the candidate; (c) a resume of the candidate’s educational and professional experience and list of references; (d) a statement setting forth any relationship between the candidate and any customer, supplier, competitor, employee or director of MedImmune or between the candidate and the proposer; and (e) a signed consent of the candidate to background reference checks as part of the evaluation process, to be named in a proxy statement (if determined advisable by the Governance Committee) and to serving on the Board if nominated and elected.  The Governance Committee shall give appropriate consideration to candidates for Board membership proposed by stockholders. It shall evaluate such candidates in the same manner as other candidates identified to the Governance Committee.

11.                                 Communication with the Board.

                                                As part of its corporate governance oversight, the Governance Committee has established a mechanism by which stockholders may communicate with the Board. Stockholders may do so by writing to:

                                                Board of Directors
c/o the Corporate Secretary
MedImmune, Inc.
One MedImmune Way
Gaithersburg, Maryland 20878

12.                                 Ethics and Conflict of Interest.

                                                The Board expects its Directors, Officers and other employees to act ethically at all times and to acknowledge adherence to the Company’s Global Standards of Business Conduct and Ethics (the “Code of Conduct”). Any waiver of the Code of Conduct for Directors and Executive Officers may be made only by the Board and must be promptly disclosed to stockholders. Directors are expected to avoid any actions or interests that conflict with an interest of the Company, or that gives the appearance of a conflict. If any actual or potential conflict of interest arises for a Director, the Director shall promptly inform the Chief Executive Officer and the Chair of the Governance Committee.

13.                                 Continuing Director Education.

                                                Newly appointed Board members will receive orientation about the history of MedImmune, its business and financial operations and expectations of the Board. Members of the Board will be provided continuing education including, but not limited to, critical issues affecting MedImmune and its industry overall, director’s roles and responsibilities and applicable legal standards.

                                                The Company strongly encourages all Board members to attend continuing Director programs focused on good corporate governance practices, developments on compliance issues and others areas that will assist the Directors in fulfilling their fiduciary obligations to the Company and its stockholders. The Company will pay the reasonable expenses for any Board member who wishes to attend accredited third party training programs focused on the aforementioned areas.

IV. Committees of the Board

1.                                       Board Committees.

                                                The Board will have at all times an Audit Committee, a Compensation and Stock Committee and a Corporate Governance and Nominating Committee. Each of these committees will consist solely of independent directors satisfying applicable legal, regulatory and stock market requirements and will adopt a charter outlining the responsibilities of such committee. Committee members will be appointed by the Board upon recommendations of the Governance Committee. The Board may, from to time to time, establish or maintain additional committees as it deems necessary or appropriate, and as of the time of the adoption of these Guidelines the Company also has the following committees: compliance; executive; and investment. Each of these committees shall adopt a Charter outlining the responsibilities of such committee. (All committee charters are available on the Company’s website: www.medimmune.com.)  The Board elects the members and Chair of each committee, attempting to match the committee’s function and needs to individual skills and experience of the Director for the committee.

2.                                       Frequency and Length of Committee Meetings.

                                                The number and content of committee meetings and other matters of committee governance are determined by each committee and its Chair in light of the responsibilities delegated by the Board. Appropriate agenda items are recommended by management, in consultation with the committee Chair and the committee members. Any Director, however, may recommend inclusion of specific agenda items for any committee meeting, regardless of whether the Director is a member of such committee. The roles of the committees are defined by the Company’s By-Laws and by Committee Charters adopted by the Board.

3.                                       Rotation of Committee Assignments and Chairs.

                                                Committee assignments and the designation of Committee Chairs should be based on each Director’s knowledge, interests and areas of expertise. The Board does not favor mandatory rotation of committee assignments or Chairs. The Board believes experience and continuity are more important than rotation. Committee members and Chairs may be rotated in response to changes in the membership of the Board and in all cases should be rotated only if rotation is likely to increase committee performance.

V. Chief Executive Officer Evaluation

1.                                       Chief Executive Officer Performance Review.

                                                The Compensation & Stock Committee (the “Compensation Committee”) assists the Board in fulfilling the Board’s oversight responsibilities relating to compensation of the Company’s executives, which shall include the establishment of executive compensation policies and practices of the Company and the adoption and administration of executive compensation plans and programs. The Compensation Committee reviews the compensation plans and programs of the Company and its subsidiaries, and shall make recommendations to the Board with respect thereto. In addition, the Compensation Committee reviews and evaluates, subject to oversight by the Board, the Chief Executive Officer’s performance.

2.                                       Succession Plan.

                                                The Governance Committee will prepare and evaluate from time to time for consideration by the Board a plan for management succession. The Board will review and approve succession plans for the Chief Executive Officer and other senior executives. Succession planning will address both succession in the ordinary course and contingency planning in the case of unexpected events.

VI. Policy Regarding Related Party Transactions

1.                                       Introduction and Definitions.

                                                The Board of recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, or the perception thereof, and therefore has adopted this policy which shall be followed in connection with all related person transactions involving the Company.

                                                For purposes of this policy:

                                                (a) a “Related Person” is:

                                                i.              each Section 16 officer (as designated by the Board from time to time), all other senior vice presidents and all members (including nominees) of the Board;

                                                ii.             a stockholder owning in excess of five percent of the Company (or its controlled affiliates);

                                                iii.            a person who is an immediate family member of any of the persons identified in 1 or 2 above (an “immediate family member” shall mean the spouse, parents or stepparents, children or stepchildren, siblings, mothers-in-law or fathers-in-law, brothers-in-law or sisters-in-law, sons-in-law or daughters-in-law, and/or anyone (other than tenants or employees) sharing the household of a person identified in 1 or 2 above; and

                                                iv.            an entity which is owned or controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest or control of such entity.

                                                (b) a “Related Person Transaction” is a transaction in which the Company was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect interest (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934), other than:

                                                i.              transactions available to all employees generally and without discrimination; and

                                                ii.             transactions involving less than $10,000, when aggregated with all similar transactions.

2.                                       Approval Required.

                                                (a) Under this policy, any related party transaction (other than the Related Party Transactions as defined in 1(b) above) proposed to be entered into by any employee or consultant who is not a Related Person as defined in 1(a) above, shall only be consummated upon approval of such proposed transaction by the relevant senior vice president or higher level executive to whom the employee or consultant directly or indirectly reports to. Transactions that (i) are available to all employees generally and without discrimination, (ii) are compensation related as approved by the Company’s management, and (iii) involve less than $10,000, when aggregated with all similar transactions, are exempt from this approval requirement.

                                                (b) Under this policy, any Related Person Transaction shall be consummated or shall continue only if: (i) the Audit Committee of the Board approves or ratifies such transaction in accordance with the guidelines set forth in this policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (ii) the transaction is approved by the disinterested and independent members of the Board; or (iii) the transaction relates to a compensation approved by the Compensation Committee of the Board.

3.                                       Audit Committee Approval.

                                                The Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions.  Accordingly, at each calendar year’s last regularly scheduled Audit Committee meeting, management shall recommend Related Person Transactions to be entered into by the Company, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee shall approve or disapprove such transactions and at each subsequently scheduled meeting, management shall update the Committee on any material change to those proposed transactions.

                                                In the event management recommends any further Related Person Transactions subsequent to the last calendar year Audit Committee meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification does not occur, management shall make all reasonable efforts to cancel or annul the transaction.

4.                                       Corporate Opportunity.

                                                The Board recognizes that situations exist where a significant opportunity may be presented to management, employees or a member of the Board that may equally be available to the Company, either directly or via referral.  Before such opportunity may be consummated by an employee or a Related Person (other than an otherwise unaffiliated 5% stockholder), such opportunity shall be presented to the Board for consideration.

5.                                       Disclosure.

                                                All Related Person Transactions shall be disclosed in the Company’s applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. Furthermore, all Related Person Transactions shall be disclosed to the Audit Committee and any material Related Person Transaction shall be disclosed to the full Board.

6.                                       MedImmune Ventures, Inc.

                                                The Board believes that, absent extenuating circumstances, an investment made by the Company’s venture subsidiary, MedImmune Ventures, Inc., in portfolio companies in which an affiliate of a Related Person has also co-invested in, does not constitute a Related Party Transaction; provided, that, the Related Person does not have or exercise sole investment control in the investment. The board of directors of MedImmune Ventures, Inc. is hereby empowered to evaluate and determine the appropriateness of transactions that may be exceptions to the general principle stipulated in this sub-Section 6.

7.                                       Other Agreements.

                                                Management shall assure that all Related Person Transactions are approved in accordance with any requirements of the Company’s financing agreements.

VII. Global Standard of Business Conduct and Ethics

The Company’s Code of Conduct is applicable to all directors, officers and employees of the Company, including the principal executive officer, principal financial officer and principal accounting officer. The global standards stipulated in the Code of Conduct meet the criteria for a “Code of Ethics” under the rules of the Securities and Exchange Commission and a “Code of Conduct” under the Nasdaq Rules. The Code of Conduct is available on the Company’s website (www.medimmune.com).